UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 30, 2007

Landry's Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-22150	76-0405386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1510 West Loop South, Houston, Texas		77027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-850-1010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On March 30, 2007, Landry’s Restaurants, Inc. (the "Company") announced selected operating and financial information for the fourth quarter and year ended December 31, 2006. The full text of the press release is set forth in Exhibit 99.1 hereto. The Company disclosed that it would not be releasing full financial information for the fourth quarter and year ended December 31, 2006 at this time in light of the ongoing internal review of its historical stock option granting practices and expected restatement of its financial statements.

The information in this Item 2.02, including the related exhibit, is being furnished and is not deemed "filed" for purposes of the Securities Exchange Act of 1934, as amended. The information in this Item 2.02, including the related exhibit, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 30, 2007, the Company notified the New York Stock Exchange, Inc. (the "NYSE") that it would be unable to file its Annual Report on Form 10-K for the year ended December 31, 2006 (the "Form 10-K") with the Securities and Exchange Commission (the "SEC") in a timely manner pursuant to Section 203.01 of the NYSE’s Listed Company Manual, and, as a result, the Company will be subject to the procedures specified in Section 802.01E of the NYSE’s Listed Company Manual. The Company expects to receive a letter from the NYSE regarding these procedures.

Item 8.01 Other Events.

In a Form 12b-25 filed with the Securities and Exchange Commission on March 16, 2007, the Company indicated that it would not file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 by the filing deadline. At that time, the Company announced that it had conducted a voluntary review of its historical stock option granting practices and related accounting treatment which was overseen by its Board of Directors, including its independent directors. Subsequently, on March 30, 2007, the Company announced that a review of the Company’s historical stock option granting practices is also being conducted by the independent directors serving on the Company’s Audit Committee, who have retained independent legal counsel to assist them in their review. This review is expected to be completed in the Company’s second fiscal quarter. Accordingly, the Company does not anticipate being able to file its Annual Report on Form 10-K for the year ended December 31, 2006 until completion of the review.

Certain provisions of the Company’s credit agreement and indenture require the delivery of financial and other information within specified time periods.

Credit Agreement with Wachovia Bank, National Association

On March 23, 2007, the Company advised Wachovia Bank, National Association ("Wachovia"), the administrative agent under its $450,000,000 Credit Agreement, dated as of December 28, 2004 (the "Credit Agreement"), by and among the Company, Wachovia and the other financial institutions party thereto that, due to the ongoing internal review of its historical stock option granting practices and expected restatement of its financial statements, it would be unable to comply on a timely basis with its covenant to deliver its audited financial statements, and related certificates and schedules, as of and for the year ended December 31, 2006 within 90 days after the end of such fiscal year. The Company has obtained a waiver of this event through April 30, 2007. At such time, if the Company has not remedied this event, Wachovia may accelerate the indebtedness under the Credit Agreement. The Company does not expect that Wachovia would take such action, and the Company will seek a further waiver if it were unable to deliver the required financial information by April 30, 2007.

The Company’s 7.50% Senior Unsecured Notes due 2014

On March 20, 2007, the Company received written notice from U.S. Bank National Association, the Trustee under its Indenture, dated as of December 28, 2004, by and among the Company, the Subsidiary Guarantors party thereto and the Trustee relating to the Company’s 7.50% Senior Unsecured Notes due 2014 (the "Notes") stating that a violation had occurred under the Company’s covenant to file with the SEC, and furnish to the Trustee, within the time periods specified in the SEC’s rules and regulations, the Form 10-K.

If the Company fails to cure this event of noncompliance within 30 days after written notice by the Trustee, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may accelerate the unpaid principal of, and accrued and unpaid interest on, all the Notes then outstanding. Nevertheless, the Trustee has indicated to the Company that the foregoing action will not occur unless it is directed to do so by the requisite number of holders. Moreover, the Company may seek to obtain a waiver of such violation. Notwithstanding the foregoing, the Company has not received any indication from any Holders of the Notes of their intention to accelerate this indebtedness. Moreover, if the Notes were to be accelerated, the Company believes that it would be able to refinance this indebtedness on terms no less favorable to the Company in all material respects.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No. Description

99.1 Press Release dated March 30, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry's Restaurants, Inc.

March 30, 2007	By:	Steven L. Scheinthal

Name: Steven L. Scheinthal
Title: EVP & General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated March 30, 2007